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EXHIBIT 18.1

LETTER FROM KPMG LLP REGARDING CHANGE IN ACCOUNTING PRINCIPLE

May 6, 2005

Alaska Air Group, Inc.
Seattle, Washington

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Alaska Air Group, Inc. (the "Company") for the three months ended March 31, 2005, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for major airframe and engine overhauls from the capitalize and amortize method to the direct expense method. Under the new accounting method, overhaul costs are recognized as expense as maintenance services are performed. Also, as stated in Note 2, the Company believes that the newly adopted accounting principle is preferable because it eliminates the judgment and estimation needed to determine overhaul versus repair allocations in maintenance activities. Additionally, the Company's approved maintenance program for the majority of its airframes now focuses more on shorter, but more frequent, maintenance visits that result in a higher portion of the work being repair activity. Management of the Company also believes that the direct expense method is the predominant method used in the airline industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

(signed) KPMG LLP